EXHIBIT 10.37

Pool Corporation Executive Bonus Plan

The following is a description of the Pool Corporation Executive Bonus Plan (the “Bonus Plan”) provided pursuant to Item 601(b)(10)(iii)(A) of Regulation S-K, which requires a written description of a compensatory plan or arrangement when no formal document contains the compensation information.

Each executive officer is eligible to earn an annual cash incentive (annual bonus). The purpose of the annual bonuses is to promote the interests of our Company and our stockholders by providing key employees with financial rewards upon achievement of specified business objectives, as well as to help our Company attract and retain key employees by providing attractive compensation opportunities linked to performance results. In addition, we utilize annual bonuses to focus corporate behavior on short-term goals for growth, financial performance and other specific financial and business improvement metrics.

Our Chief Executive Officer is eligible to earn an annual bonus in an amount equal to up to 200% of his base salary.  Our four most-highly-compensated executive officers besides our Chief Executive Officer (collectively, our “Named Executive Officers”) are eligible to earn annual bonuses in an amount equal to up to 150% of their base salary. Bonuses payable to our Named Executive Officers are annually approved by the Compensation Committee of our Board of Directors. The annual bonuses paid to our Named Executive Officers are paid according to formulas based on objective performance criteria with a small component being discretionary. On February 23, 2010, the Compensation Committee of our Board of Directors approved the following objective performance measures for Mr. Perez de la Mesa as follows: earnings per share, return on total assets, cash flow from operations, strategic planning and organizational development. Additionally, the Compensation Committee approved the following objective performance measures for each of our other Named Executive Officers as follows:
Mr. Mark W. Joslin - earnings per share, cash flow from operations, expense management and certain operational and organizational objectives relating to treasury, investor relations, internal audit, tax, human resources, and business support;
Mr. A. David Cook - earnings per share, gross margin, divisional profit and certain sales, marketing and strategic sourcing objectives;
Mr. Kenneth G. St. Romain - earnings per share, group operating profit, gross margin, expense management, organization planning and development and certain inventory related objectives; and
Mr. Stephen C. Nelson- earnings per share, gross margin and gross profit, inventory related objectives, and certain operational and organizational objectives relating to leasing and facilities management, information technology and central shipping locations.
These same performance measures will continue to be used for future years until changed by the Compensation Committee of our Board of Directors. Payment of bonuses (if any) is normally made in February after the end of the performance period during which the bonuses were earned.